Exhibit 10.135

GROUND LEASE AGREEMENT

between

ST. MARY’S HEALTH SYSTEM, INC.,

as Landlord,

and

KNOXVILLE EQUITY PARTNERS, LLC

as Tenant

April 13, 2004

i

Article VIII CONDEMNATION	11

8.1 Material Taking	11
8.2 Partial Taking	12

Article IX MAINTENANCE; IMPROVEMENTS	12

9.1 Maintenance	12
9.2 Improvements	13

Article X ASSIGNMENT SUBLETTING	13

10.1 Tenant’s Right to Assign Lease; Landlord’s Right of First Refusal	13
10.2 Tenant’s Right to Sublease; Landlord’s Right of First Refusal	14
10.3 Rights of Subtenants	14

Article XI LIENS; ENCUMBRANCES	15

11.1 Encumbering Title	15
11.2 Tenant’s Right to Obtain Financing	15
11.3 Limitations on Financing	15
11.4 Rights of Leasehold Mortage	16
11.5 New Lease with Leasehold Mortgagee Upon Termination	17
11.6 Liability of Leasehold Mortgagee	17
11.7 Liens: Right to Contest	18

Article XII UTILITIES	18

12.1 Utilities	18

Article XIII INDEMNITY; WAIVER	18

13.1 Tenant’s Indemnification Obligation	18
13.2 Landlord’s Indemnification Obligation	18
13.3 Waiver of Certain Claims	19

Article XIV RIGHTS RESERVED TO LANDLORD	19

14.1 Rights Reserved to Landlord	19

Article XV QUIET ENJOYMENT	19

15.1 Quiet Enjoyment	19

Article XVI SURRENDER	20

16.1 Surrender	20
16.2 Removal of Tenant’s Property	20
16.3 Holding Over	20

Article XVII DEFAULT; REMEDIES	21

17.1 Default	21
17.2 Remedies Cumulative	22
17.3 No Waiver	23
17.4 Attorneys Fees	23

ii

Article XVIII MISCELLANEOUS	23

18.1 Fee Mortgage	23
18.2 Estoppel Certificates	23
18.3 Landlord’s Right to Cure	24
18.4 Amendments	24
18.5 Notices	24
18.6 Short Form Lease	25
18.7 Time of Essence	25
18.8 Relationship of Parties	25
18.9 Captions	25
18.10 Severability	25
18.11 Applicable Law	25
18.12 Covenants Binding on Successors	25
18.13 Brokerage	26
18.14 Landlord Means Owner	26

iii

GROUND LEASE AGREEMENT

THIS GROUND LEASE (this “Lease”) is made as of the 13th day of April, 2004, by and between ST MARY’S HEALTH SYSTEM, INC., a Tennessee nonprofit corporation, (“Landlord”), and KNOXVILLE EQUITY PARTNERS, LLC, a Tennessee limited liability company (“Tenant”), who hereby mutually covenant and agree as follows:

Article I

GRANT AND TERM

1.1	Grant; Premises.

Landlord is the owner of certain real property located in the County of Knox, State of Tennessee, legally described on Exhibit A attached hereto and made a part hereof (the “Land”). The Landlord wishes to lease that portion of the Land comprising the footprint of the “MOB” (the “Premises”) as shown on the site plan attached hereto as Exhibit B (the “Campus Site Plan”) to the Tenant. For and in consideration of the agreement of Tenant to pay Rent (as hereinafter defined) and other sums herein provided and to perform the terms, covenants and conditions herein contained, the full performance and observance of which are hereby agreed to by Tenant, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises.

1.2	Term

The term of this Lease shall commence on the date hereof (the “Commencement Date”), and shall continue in effect for a term of fifty (50) years (the “Initial Term”), unless sooner terminated as provided herein. Tenant shall have five (5) consecutive options to renew and extend the term of this Lease upon the same terms and conditions contained herein for five (5) consecutive periods of five (5) years each (the “Renewal Terms”), provided that no default exists at the time of exercise of any such option, unless Landlord waives such default. Such options shall be exercised by written notice from Tenant to Landlord received by Landlord not less than one hundred eighty (180) days prior to the expiration of the term, as extended. As used herein, the term “Lease Year” means a period of twelve (12) consecutive calendar months beginning on the Commencement Date, and the term shall mean the period from the Commencement Date through the Expiration Date, as the same may be extended, as aforesaid.

Article II

PURPOSE

2.1	Purpose

The Tenant intends to construct and operate a medical office building upon the Premises (the “MOB”) and to lease tenant space in the MOB. The MOB shall be used and occupied as medical offices, and for no other purposes. The location of the MOB on the Land is shown on the Campus Site Plan. The MOB will be adjacent to an ambulatory care center (the “ACC”) and will share a common atrium lobby (the “Atrium”) with the ACC, as shown on the Campus Site Plan.

2.2	Compliance; Restrictions

(a) Tenant shall not use or occupy the Premises, or permit the Premises to be used or occupied: (i) contrary to any statute, rule, order, ordinance, requirement or regulation applicable thereto; (ii) in any manner which would violate any certificate of occupancy affecting the same; (iii) which would cause structural injury to the improvements; (iv) cause the value or usefulness of the Premises, or any part thereof, to diminish; or (v) which would constitute a public or private nuisance or waste.

(b) Neither Tenant nor any Subtenant (as hereinafter defined) shall, nor shall they permit anyone else to, engage in any activities on the Premises for any purpose contrary to, or not permitted by, the Ethical and Religious Directives for Catholic Health Care Services promulgated by the National Conference of Catholic Bishops, as they may be amended from time to time (the “Directives”). Tenant covenants that no space in the Premises shall be used in such a manner as to conflict with the Directives, such as permitting the use of space in the Premises to perform abortions or manage campaigns or programs that oppose the Directives. In the event that the Premises are used in contravention of the foregoing, Landlord shall be entitled to exercise all rights available to it to compel compliance with such Directives, including specific performance and injunctive relief to enforce the terms and provisions of this Lease or any Office Lease (as hereinafter defined). Landlord acknowledges and agrees that in the event of a prohibited use of space in the Premises, Landlord shall have the right to terminate this Lease only for (i) Tenant’s direct violation of the Directives, or (ii) Tenant’s failure to enforce the Directives against a Subtenant after thirty (30) days’ written notice of such Subtenant’s violation. This provision shall not prohibit Landlord from terminating any Office Lease for any violation of this Section.

(c) Tenant and all Subtenants (as hereinafter defined), shall not (i) use the Premises or any improvements now or hereafter constructed thereon for the treatment, storage, disposal, burial, or placement of any “hazardous substance,” as that term is defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may now or hereafter be amended (“CERCLA”), pollutants, contaminants or any other substance, the treatment, storage, disposal, burial or placement of which is regulated under any state, federal or local statute, law, rule, regulation or ordinance, except to the extent that such are generally used in offices or are reasonably required in the normal practice of any Subtenant’s medical specialty, and then only to the extent permitted by, and in strict compliance with, applicable law, or (ii) release, as that term is defined in Section 101(22) of CERCLA, or permit the release of any hazardous substance, pollutants, contaminants or other substances regulated under applicable federal, state or local statute, rule, regulation or ordinance onto the Premises or into the subsurface thereof or into any surface or ground waters unless said use or release is in compliance with all applicable statutes, laws, rules, regulations and ordinances or pursuant to a valid and current permit or permits from all governmental authorities having jurisdiction over the Tenant, the Premises or the use and occupancy of the Premises by Tenant and the Subtenants. Landlord acknowledges and agrees that Landlord shall indemnify and hold Tenant and the Subtenants harmless from and against any and all losses, costs, liabilities and claims relating to the treatment, storage, disposal, burial or placement of any hazardous substance at the Premises prior to the date Tenant accepts possession and control of the Premises (the “Possession Date”).

(d) Tenant shall not use and shall not allow any Subtenant to use the Premises to provide ancillary or diagnostic services which compete with such services provided by Landlord without Landlord’s prior written consent, except for services previously provided by such Subtenant to its patients in Knoxville, Tennessee at its offices on the campus of St. Mary’s Medical Center, if such Subtenant maintains an office at such location or such other location in Knoxville if such Subtenant does not maintain an office on the campus of St. Mary’s Medical Center. Tenant agrees that any physicians employed by or contracted with Tenant shall be at all times members of the active medical staff at St. Mary’s Medical Center in Knoxville, Tennessee, except that such physicians shall be permitted to satisfy this requirement by obtaining medical staff membership at the new hospital facility being developed by Landlord at the Premises when such facility becomes licensed and operational.

2.3	Prohibited Use

If the use of the Premises by Tenant or any Subtenant, through no act or fault of Tenant or such Subtenant should at any time during the Term be prohibited by law, ordinance or other governmental regulation, or prevented by injunction, this Lease shall remain in full force and effect, notwithstanding the passage of such law, ordinance, governmental regulation or injunction; provided, however, that in the event that the uses set forth in Section 2.1 are prohibited as aforesaid, Tenant shall have the right to use the Premises for any other lawful purpose not inconsistent with the provisions of Section 2.2 above.

Article III

RENT

3.1	Rent

Tenant shall pay to Landlord at 900 East Oak Hill Avenue, Knoxville, Tennessee 37917, Attn: Chief Financial Officer, or to such other person or at such other place as Landlord may from time to time designate in writing, annual rent of Thirty-Three Thousand One Hundred Seventy-Eight Dollars ($33,178) per Lease Year (the “Annual Rent”), to be paid in twelve (12) equal monthly installments of Two Thousand Seven Hundred Sixty-Four Dollars and 83/100 ($2,764.83) in advance on or before the first (1st) day of each and every calendar month during the Term, commencing on the date the first subtenant occupies space in the MOB construed by Tenant (the “Rent Commencement Date”), without deduction, demand or billing whatsoever, except that if the Term ends on other than the last day of a calendar year, Annual Rent for such month shall be prorated on a per diem basis. The Annual Rent shall be increased on the fifth (5th) anniversary of the Rent Commencement Date (the “Initial Adjustment Date”) and on each successive five (5) year anniversary of such date thereafter during the Term of this Agreement (each such fifth anniversary is hereinafter referred to as an “Adjustment Date”), including any extensions thereof, to an amount equal to the Annual Rent immediately preceding the Adjustment Date multiplied by a fraction, the numerator of which shall be the index number (“Index Number”) indicated on the Consumer Price Index for Wage Earners and Clerical

Workers (“CPI-W”) (1982-1984-100) (revised) issued by the Bureau of Labor Statistics of the United States Department of Labor, under the United States index column, for the month and year in which the Adjustment Date occurs, and the denominator of which shall be the Index Number for the month and year in which the immediately preceding Adjustment Date occurred (or in the case of the first Adjustment Date, the month and year in which the Commencement Date occurred). If there shall be no CPI-W at the time of any Adjustment Date, the most comparable substitute index shall be utilized. In no event shall Annual Rent decrease. Landlord shall notify Tenant in writing of the amount by which the Annual Rent for the applicable Lease Year shall increase, if at all, as of the applicable Adjustment Date (the “Increase Notice”). On or before the first day of the next calendar month following Tenant’s receipt of the Increase Notice, Tenant agrees to pay to Landlord any deficiency in Annual Rent paid to Landlord prior to Tenant’s receipt of the Increase Notice retroactively to the applicable Adjustment Date. Such Annual Rent, as adjusted in accordance with this Section 3.1 is hereinafter referred to herein as the “Rent.”

3.2	No Setoff

All rents shall be paid to Landlord without demand and without setoff at the offices of Landlord specified herein, or at such other address as Landlord may from time to time designate to Tenant by notice in the manner hereinafter provided.

3.3	Net Lease

Except as may otherwise be specifically provided in this Lease or by agreement by the parties, it is the intention of Landlord and Tenant that the rent herein specified shall be completely net to Landlord in each year during the term of this Lease, that all costs, expenses and obligations of every kind relating to the Premises which may arise or become due during the term of this Lease shall be paid by Tenant, and that Landlord shall be indemnified by Tenant against such costs, expenses and obligations; provided, however, that Tenant shall be under no obligation to pay interest on any mortgage on the fee of the Premises, any franchise or income tax payable by Landlord, or any gift, inheritance, transfer, estate or succession tax by reason of any present or future law which may be enacted during the term of this Lease. All taxes, charges, costs and expenses which Tenant is required to pay under this Lease, together with all interest and penalties that may accrue thereon in the event of Tenant’s failure to pay such amounts, and all damages, costs and expenses which Landlord may incur by reason of any default of Tenant or failure on Tenant’s part to comply with the term of this Lease, shall be deemed to be additional rent hereunder (hereinafter called “Additional Rent”), and, in the event of nonpayment by Tenant, Landlord shall have all the rights and remedies with respect thereto as Landlord has for the nonpayment of the above specified Base Annual Rent. This Lease shall be liberally construed in favor of Landlord to give effect to the above intention of the parties that this shall be an absolutely net lease. Notwithstanding the foregoing, Tenant shall not be prohibited from contracting with Landlord for maintenance and utility services.

3.4	Interest on Late Payments

Each and every installment of Rent and each and every payment of other charges hereunder which shall not be paid when due and which shall remain unpaid for five (5) days following written notice to Tenant, shall bear interest at the Default Rate. Interest shall accrue from the date when the payment or other charge is due under the terms of this Lease until the same shall be paid.

Article IV

EASEMENTS

4.1	Vehicular Access Easements.

Landlord hereby grants to Tenant, and its successors and assigns, for so long as this Lease is in force and effect, a non-exclusive access easement on, over, across and through such paved roads, driveways and Parking Areas (as defined below) as may be now or hereafter located on the Land for the purpose of providing Tenant, its successors and assigns, and its permittees with vehicular ingress to, egress from, and access between the Premises, the Building and adjacent streets, roadways and rights-of-way.

4.2	Pedestrian Access Easements.

Landlord hereby grants to Tenant, and its successors and assigns, for so long as this Agreement is in force and effect, a non-exclusive access easement on, over, across and through such paved driveways, sidewalks, Parking Areas and common areas of the Building as may be now or hereafter located on the Land for the purpose of providing Tenant, its successors and assigns, and its permittees with pedestrian ingress to, egress from, and access between the Premises, the Building and adjacent streets, roadways and rights-of-way.

4.3	Parking Easements

Landlord hereby grants to Tenant, and its successors and assigns, for so long as this Lease is in force and effect, a non-exclusive easement for ingress to and egress from and for parking of motor vehicles on, in and upon the parking areas for the purpose of providing Tenant, its successors and assigns, and its permittees with parking privileges in the surface parking lots and parking garages or structures located upon the Land (the “Parking Areas”). Landlord shall have the right to (a) reconfigure the layout of any Parking Area, (b) close temporarily any portion of the Parking Areas if necessary for repairs and maintenance provided that Landlord is diligently completing such repairs and maintenance at all times such areas are closed, and (c) permanently close and/or remove parking spaces and drives in the Parking Areas so long as the sum of the number of parking spaces remaining available for use by Tenant and its permittees in the Parking Areas after such reconfiguration or permanent closure or removal equals not less than the number of parking spaces necessary to comply with all applicable governmental requirements regarding the total number of spaces required for the Building and the Premises. The easement rights granted herein are not exclusive; provided, however, that Landlord covenants to restrict use of the Parking Areas by parties other than Tenant, its successors and assigns, and its permittees in order to allow Tenant, its successors and assigns, and its permittees that Landlord covenants to restrict use of the Parking Areas by parties other than Tenant, its successors and assigns, and its permittees in order to allow Tenant, its successors and assigns, and its permittees the use of the minimum number of parking spaces in Parking Areas “A”, “B” and “C” required by all applicable laws, rules or regulations for the MOB.

4.4	Utility and Communication Easements

Landlord hereby grants, conveys and encumbers the Land with perpetual non-exclusive easements for passage, construction, installation, maintenance, repair, replacement and use of utility lines, pipes, wires, conduits, flues, ducts, lines and other equipment including without limitation, electricity, gas, water, communications, sewer and storm drainage from the surrounding public thoroughfares to the MOB and the Premises as described in Exhibit C attached hereto. The location of such Utility and Communication Easements shall be subject to the approval of the Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

4.5	Storm Drainage Easements

Landlord hereby grants, conveys and encumbers the Land with perpetual non-exclusive easements for storm and surface water drainage for the benefit of the Premises and the MOB in, on, under, over, above, across and through the entirety of the Land for the purpose of providing surface and storm water drainage.

4.6	Common Component Easements

Landlord hereby grants, conveys and encumbers the Land with perpetual non-exclusive easements for the purpose of furnishing connection, support and attachment to walls, footings, foundations, slabs, roofs and other structural systems of the MOB to the Atrium and the maintenance, repair and replacement of the same.

4.7	Easements Run With the Land.

All easements described in this Article shall be perpetual and for the use and benefit of the MOB and the Premises as the case may be. All obligations imposed upon Landlord and Tenant, their successors and assigns, and all future owners of all or any portion of the property encumbered or benefited hereby shall run with the land.

TO HAVE AND TO HOLD the above described easements and rights unto Tenant and its successors and assigns, and Landlord hereby binds itself and its successors and assigns to warrant and defend, all and singular, such easements unto Tenant, and its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof.

4.8	No Rights Created in the General Public.

The easements and rights and privileges pertaining thereto are created for the owner of the MOB, the Owner of Landlord’s Facility and the use and benefit of the Premises and (except as otherwise provided herein) its agents, business guests and invitees. No rights or privileges are intended to be created or established for the benefit of the general public.

Article V

IMPOSITIONS

5.1	Payment by Tenant

(a) Tenant shall pay directly to the applicable tax authorities, before delinquent, as additional rent for the Premises, all taxes and assessments, general and special, water rates and all other impositions, ordinary and extraordinary, of every kind and nature whatsoever, which may be levied, assessed or imposed upon the Premises, or any part thereof, or upon any improvements at any time situated thereon, accruing or becoming due and payable during the Term (“Impositions”); provided, however, that the general taxes levied against the Premises shall be prorated between Landlord and Tenant as of the Commencement Date and the Expiration Date of the Term for the appropriate Lease Year of the Term (on the basis of Landlord’s reasonable estimate thereof).

(b) If the Premises are not separately assessed, upon request of Tenant, Landlord shall use its best efforts to cause the Impositions on the Premises and on the Improvements thereon or thereto to be assessed and billed to Tenant separately from any adjoining properties; provided, however, that upon written notice to Landlord, Tenant shall have the right (but not the obligation) to cause such separate assessment and billing.

If the Impositions on the Premises are separately assessed and billed to Tenant, Tenant shall furnish to Landlord evidence of the payment thereof within ten (10) days after the date on which said Impositions would become delinquent. Such evidence shall be sent to each place designated in this Lease for the giving of notices to Landlord.

In the event any Impositions on the Premises are separately assessed but are billed to Landlord, Tenant shall pay the same to the appropriate taxing authority, on the later of (i) ten (10) days after receipt of a bill therefor from Landlord, or (ii) the date on which said Impositions would become delinquent.

In the event any Impositions on the Premises are not separately assessed but are assessed together with any taxes and assessments on a larger parcel which includes the Premises (the “Main Parcel”), Tenant shall pay to Landlord the Impositions on the Premises as levied or assessed by the applicable taxing authority, which shall be determined by reference to the records of said taxing authority, including, without limitation, the work sheets and documents compiled by such taxing authority or the applicable assessor’s office. In the event it is not possible to determine the Impositions applicable to the Premises or Improvements thereto by reference to the foregoing records, Tenant shall pay to Landlord its proportionate share of such Impositions on the Main Parcel, which share shall be calculated as follows:

(i) As to any Impositions on land, Tenant’s share shall be a fractional portion of the taxes and/or assessments assessed against the land comprising the Main Parcel, the numerator of which shall be number of square feet of land included within the Premises and the denominator of which shall be the number of square feet of land included within the Main Parcel.

(ii) As to any Impositions on Improvements, Tenant’s share shall be a fractional portion of the taxes and/or assessments assessed against all the improvements on the Main Parcel, the numerator of which shall be the appraised value of the buildings on the Premises and the denominator of which shall be the total appraised value of all buildings on the Main Parcel, as determined by an appraiser jointly selected by Landlord and Tenant.

In such event (A) the Impositions shall be paid by Tenant to Landlord on or before the later of (i) ten (10) days after receipt of a bill therefor from Landlord, or (ii) the date on which said Impositions would become delinquent, and (B) Landlord shall pay the Impositions and taxes and assessments on the Premises and such Main Parcel on or before the date any such taxes and assessments would become delinquent. If said Impositions are not paid by Tenant on or before such due date, Tenant shall pay to Landlord together with such taxes an amount equal to interest on such Impositions from the due date until paid at the Default Rate (as defined herein).

5.2	Alternative Taxes

If at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered so that any new tax, assessment, levy, imposition or charge, or any part thereof, shall be measured by or be based in whole or in part upon the Lease or the Premises, or the Rent, additional rent or other income therefrom and shall be imposed upon Landlord, then all such taxes, assessments, levies, impositions or charges, or the part thereof, to the extent that they are so measured or based, shall be deemed to be included within the term Impositions for the purposes thereof to the extent that such Impositions would be payable if the Premises was the only property of Landlord subject to such Impositions, and Tenant shall pay and discharge the same as herein provided in respect of the payment of Impositions. There shall be excluded from Impositions all federal income taxes, federal excess profit taxes, franchise, capital stock and federal or state estate or inheritance taxes of Landlord.

5.3	Evidence of Payment

Tenant shall deliver to Landlord duplicate receipts or photostatic copies thereof showing the payments of all Impositions to be paid by Tenant, within thirty (30) days after the respective payments evidenced thereby. Landlord shall deliver to Tenant duplicate receipts or photostatic copies thereof showing the payments of all Impositions to be paid by Landlord, within thirty (30) days after the respective payments evidenced thereby.

5.4	Right to Contest

Tenant, at its expense, may, with reasonable due diligence, contest (by appropriate legal proceedings conducted in good faith and in accordance with all applicable requirements imposed in connection with such proceedings), the amount, validity or application, in whole or part, of any Imposition, provided that Tenant shall give Landlord prior written notice of such contest. Upon the termination of such proceedings, Tenant shall deliver to Landlord proof of the amount of the Impositions as finally determined in such proceedings. Tenant shall be entitled to any refund of any such Impositions and penalties or interest thereon which have been paid by Tenant. Tenant shall indemnify and hold harmless Landlord from responsibility, financial or otherwise, arising out of any such proceedings.

Article VI

INSURANCE

6.1	Kinds; Amounts

As additional rent for the Premises, Tenant shall procure and maintain policies of insurance, at its own cost and expense, insuring:

(a) The improvements at any time situated upon the Premises against loss or damage by fire, lightning, wind storm, hail storm, aircraft, vehicles, smoke, explosion, riot or civil commotion as provided by the all risk form of property damage policy. The insurance coverage shall be for not less than 100% of the full replacement cost of such improvements with all proceeds of insurance payable to Tenant. The full replacement cost of improvements shall be determined every five (5) years by Tenant’s insurance carrier;

(b) Landlord and Tenant from all claims, demands or actions for injury to or death of any person in an amount of not less than $3,000,000, for injury to or death of more than one (1) person in any one (1) occurrence in an amount of not less than $5,000,000, and for damage to property in an amount of not less than $1,000,000 made by, or on behalf of, any person or persons, firm or corporation arising from, related to or connected with the Premises. Said insurance shall comprehend full coverage of the indemnity set forth in Section 13.1 hereof;

(c) Landlord and Tenant for loss or damage by boiler or internal explosion or break down of boilers; and

(d) Tenant from all worker’s compensation claims.

6.2	Form of Insurance Policies

The aforesaid insurance shall be in companies and in form and substance reasonably satisfactory to Landlord. Landlord agrees that the foregoing coverages may be satisfied by a so-called “blanket” policy of insurance containing reasonable and customary deductibles. The aforesaid insurance shall not be subject to cancellation except after at least thirty days prior written notice to Landlord. Certificates of insurance evidencing such coverages, together with satisfactory evidence of payment of the premiums thereon, shall be deposited with Landlord at the Commencement Date, and renewals thereof shall be delivered to Landlord not less than ten days prior to the end of the term of each such coverage.

6.3	Mutual Waiver of Subrogation Rights

Tenant and Landlord shall each require that all policies of insurance carried by each of them covering their respective interests in any property in, on, and about the Premises or the Land contain or be endorsed with a provision by which the insurer shall waive its right of subrogation against Landlord and Tenant. Tenant shall not be liable to Landlord for any insurable damage to the Premises or the MOB or to other buildings of Landlord on the Land regardless of cause, and Landlord hereby releases Tenant from any such liability. Landlord shall not be liable to Tenant for any insurable damage to the Premises or the MOB or any of Tenant’s property in or about the MOB or the Premises regardless of the cause, and Tenant hereby releases Landlord from any such liability. These mutual releases shall be applicable and in force only with respect to loss or damage covered by the releasing party’s insurance and occurring during such time as the releasing party’s applicable insurance policies contain a clause or endorsement to the effect that any such release shall not adversely affect or impair such policy or the right of the releasing party to recover thereunder. Landlord and Tenant each hereby agree to use their best efforts to cause their respective policies to contain such clause or endorsement, and to expressly advise the other if such clause or endorsement is not obtained.

Article VII

DAMAGE OR DESTRUCTION

7.1	Damage and Destruction

Notwithstanding the provisions of Section 9.1 hereof, if the MOB shall be damaged by fire or other casualty (any of the foregoing being hereinafter called a “Casualty”), Tenant shall, within thirty (30) days of the date of such Casualty, cause an architect licensed in the State of Tennessee to deliver to both Landlord and Tenant in writing, such architect’s good faith opinion (hereinafter, the “Architect’s Opinion”) as to) (i) the length of time required to cause the Premises to be repaired and restored substantially to the same condition existing prior to the Casualty and (ii) the estimated cost of such repairs and restorations. If said Architect’s Opinion indicates that such repairs and restoration shall take in excess of twelve (12) months from the expiration of the Notice Period (as hereinafter defined), then, subject to the rights of any Leasehold Mortgagee (as defined in Section 11.3), either Landlord or Tenant shall have the right to terminate this Lease as of the date of such Casualty upon giving written notice to the other party to such effect at any time during the period ending fifteen (15) days after such party’s receipt of the Architect’s Opinion (the “Notice Period”); provided, however, that in the event that Tenant elects to restore the MOB and proceeds to diligently restore the Premises (regardless of whether such restoration extends beyond twelve (12) months), then Landlord may not terminate this Lease; provided, further, however, that Tenant shall thereafter diligently pursue restoration of the Premises to a condition substantially the same or better than existed prior to the Casualty. In the event that this Lease is so terminated by either Landlord or Tenant, the net proceeds of insurance carried pursuant to the provisions of Subsection 6.1(a) above shall be paid to Tenant. In the event that Tenant elects to terminate this Lease within the Notice Period, Tenant shall pay the reasonable costs of demolition of the MOB, including removal of all casualty debris. In the event this Lease is not terminated, as aforesaid, Rent hereunder shall not abate and Tenant shall remain liable for the payment of all Impositions payable by Tenant pursuant to Article V above during the period of Tenant’s restoration of the Premises.

7.2	Tenant’s Obligation to Rebuild

Unless this Lease is terminated as aforesaid, Tenant shall, subject to the conditions and limitations set forth below, repair and restore the Premises as nearly as commercially reasonably possible to their value, condition and character immediately prior to such damage or destruction, with reasonable promptness subject to reasonable delays for insurance adjustments and delays caused by matters beyond Tenant’s reasonable control (and in no event shall Tenant have any liability to Landlord in the event such repairs and restoration shall take an excess of said twelve (12) month period, provided Tenant is proceeding with due diligence). Rent hereunder shall not abate and Tenant shall remain liable for the payment of Rent and all real estate taxes and other Impositions payable by Tenant pursuant to Article IV above during the period of such restoration.

7.3	Preconditions to Rebuilding

Before Tenant commences any repairs or restorations, Tenant shall furnish to Landlord satisfactory evidence of sufficient contractor’s comprehensive general liability insurance covering Landlord, builders’ risk insurance and workman’s compensation insurance.

7.4	Payment for Rebuilding

All insurance proceeds collected under the insurance referred to in Subsection 6.1(a) above shall be held by Tenant, or deposited with the Leasehold Mortgagee to be made available to Tenant for repairs and restorations of the Premises required to be made by Tenant hereunder. The Leasehold Mortgagee shall pay out such funds from time to time upon the written direction of Tenant’s architect, provided the Leasehold Mortgagee and Landlord shall first be furnished with waivers of lien, contractors and subcontractors sworn statements and such other evidence of costs and payments so that the Leasehold Mortgagee can verify that the amounts disbursed from time to time are represented by completed in-place work and that said work is free and clear of possible mechanic’s liens. Any excess funds remaining with the Leasehold Mortgagee after the completion of such repair or restoration of the Premises shall be paid to Tenant. Rent hereunder shall not abate and Tenant shall remain liable for the payment of Rent and all real estate taxes and other Impositions payable by Tenant pursuant to Article IV above during the period of any restoration. Notwithstanding the foregoing to the contrary, in the event Tenant encumbers its interest in the Premises, insurance proceeds may be disbursed in accordance with the terms and provisions of such leasehold mortgage, and Leasehold Mortgagee may, in its reasonable discretion, direct that any such insurance proceeds be applied to the repayment of Tenant’s indebtedness to Leasehold Mortgagee.

Article VIII

CONDEMNATION

8.1	Material Taking

If any portion of the Premises shall be taken or condemned for a public or quasi-public use or purpose by any competent authority (hereinafter called a “Taking”) and as a result thereof, it shall be economically unfeasible or illegal for Tenant or the Subtenants to use and occupy the balance of the Premises for their intended purposes, then at the option of Tenant in such event, this Lease shall terminate upon delivery of possession of the applicable portion of the Premises to the condemning authority. Landlord and Tenant shall share in any condemnation award or any judgment for damages caused by such Taking (hereinafter called the “Award”), with Landlord being allocated the fair market value of its fee simple interest in the Premises “subject to” the Lease, including its interest as landlord under this Lease and reversionary interest in the MOB and the other improvements located on the Premises (the “Landlord’s Interest”), and Tenant being allocated the fair market value of its leasehold estate and its interest in the MOB and any improvements to the Premises paid for by Tenant, subject to Landlord’s reversionary interest therein (the “Tenant’s Interest”).

8.2	Partial Taking

Unless this Lease shall be terminated as aforesaid, Tenant shall, with reasonable promptness (subject to delays covered by matters beyond Tenant’s reasonable control), cause the remainder of the Premises to be repaired and restored to a complete architectural unit as nearly as commercially reasonably possible to their value, condition and character immediately prior to such taking, provided that Tenant shall comply with the provisions of Section 7.2 above. For such purposes, in the event that Tenant encumbers its interest in the Premises, the full amount of the Tenant’s Interest in the Award will be deposited with the Leasehold Mortgagee, and Leasehold Mortgagee shall disburse such Award to be applied towards the cost of such repairs and restorations in accordance with the procedures set forth in Section 7.3 above. Any portion of the Tenant’s Interest in the Award that shall not have been expended for such repairs or restorations shall be paid to Landlord in respect of Landlord’s Interest and to Tenant in respect of Tenant’s Interest. Notwithstanding the foregoing to the contrary, in the event Tenant encumbers its interest in the Premises, the Tenant’s Interest in the Award shall be disbursed in accordance with the terms and provisions of such leasehold mortgage, and Leasehold Mortgagee may, in its reasonable discretion, direct that the Tenant’s Interest in the Award be applied to the repayment of Tenant’s indebtedness to Leasehold Mortgagee,

Article IX

MAINTENANCE; IMPROVEMENTS

9.1	Maintenance

Tenant shall keep and maintain the Premises, including both interior and exterior of the MOB, the heating ventilating and air conditioning equipment, the parking area and the roof, in good condition and repair, in full compliance with all health and police regulations in force and in conformity with the rules and regulations of fire underwriters or underwriters’ fire prevention engineers. Tenant shall further keep and maintain the improvements at any time situated upon the Premises and all sidewalks, parking areas and areas adjacent thereto, safe, secure, clean and sanitary, specifically including, but not limited to, snow and ice clearance, planting and maintaining landscaping, in the same manner or a manner reasonably equivalent to or better than the manner that exists as of the date hereof, and conforming with the lawful and valid requirements of any governmental authority having jurisdiction over the Premises. As used herein, each and every obligation of Tenant to keep, maintain and repair shall include, without limitation, all ordinary and extraordinary nonstructural and structural repairs and replacements and compliance with all laws, ordinance regulations and orders whatsoever. Notwithstanding the foregoing to the contrary, Tenant shall not be prohibited from contracting with Landlord for the performance of maintenance and repairs on the Premises.

9.2	Improvements

In the event Tenant desires to make any improvements to the Premises, Tenant shall be allowed to do so only after receiving the specific written consent of Landlord to such improvements both as to design and scope, which consent may not be unreasonably withheld, conditioned or delayed. The improvements shall be constructed in a good and workmanlike manner by Tenant, solely at Tenant’s expense. The construction of the improvements shall not be commenced until the delivery to Landlord of the following, which shall be reasonably satisfactory in form and substance to Landlord:

(a) Site plan;

(b) Performance and labor and material payment bonds, naming Landlord as a dual obligee;

(c) Copies of the final plans and specifications for the improvements;

(d) A construction contract or contracts providing for the complete construction of the improvements, including landscaping and paving, within twelve (12) months of the commencement of the construction thereof.

Tenant covenants and agrees with Landlord that any and all such improvements made on any portion of the Premises shall, at the conclusion of the term hereof, become and remain the property of Landlord. Tenant agrees that upon the request of Landlord it will, at its own expense, cause any such improvements not claimed by Landlord to be removed from the Premises.

Article X

ASSIGNMENT SUBLETTING

10.1	Tenant’s Right to Assign Lease; Landlord’s Right of First Refusal

Tenant shall have the right to assign the Lease as hereinafter provided. In the event that Tenant proposes to assign this Lease and convey the MOB to an unaffiliated third party assignee (a “Proposed Assignee”), Tenant shall give Landlord notice thereof, together with a term sheet identifying the Proposed Assignee, the purchase price to be paid for Tenant’s leasehold interest so assigned and Tenant’s interest in the MOB, the proposed use of the Premises, and other economic terms (an “Assignment Proposal”). Landlord shall have thirty (30) days after receipt of the Assignment Proposal to elect to purchase Tenant’s leasehold estate and the MOB upon the terms and conditions contained in the Assignment Proposal. If Landlord fails to exercise such right of first refusal within such thirty (30) days period, Tenant may sell and assign this Lease and convey the MOB to the Proposed Assignee upon terms and conditions substantially the same as, or more favorable to, Tenant than those contained in the Assignment Proposal. In the event of any such assignment, Tenant shall be relieved from any liability arising under this Lease from and after the date of such assignment. Tenant may assign this Lease to any affiliate of Tenant without triggering Landlord’s right of first refusal, provided that upon any such assignment, Tenant shall remain liable hereunder. Any foreclosure or delivery of a deed-in-lieu of foreclosure in favor of a Leasehold Mortgagee shall not be subject to the provisions of this Section.

10.2	Tenant’s Right to Sublease; Landlord’s Right of First Refusal

Tenant shall have the right to sublet all or any portion or portions of the Premises as hereinafter provided. In the event that Tenant proposes to sublet the Premises to an unaffiliated third party Subtenant (a “Proposed Subtenant”) Tenant shall give Landlord notice thereof, together with a term sheet identifying the Proposed Subtenant, its use of the premises, term, the rental rate and other economic terms (a “Lease Proposal”). Landlord shall have twenty (20) days after receipt to approve or disapprove such Lease Proposal. If Landlord fails to disapprove the Lease Proposal within such period, the Lease Proposal shall be deemed approved. If Landlord disapproves such Lease Proposal within such time period in writing, Landlord shall be obligated to sublease such portion of the Premises on the same terms and conditions as to which Tenant and such Proposed Subtenant shall have agreed in the Lease Proposal; provided, however, that the term of such subtenancy shall commence from the date the Office Lease (as hereinafter defined) for such Proposed Subtenant was to have commenced and shall terminate on the commencement date of an Office Lease with a Proposed Subtenant acceptable to Tenant and Landlord. Tenant shall require any such subtenant may not compete with services provided by Landlord, except with Landlord’s prior written consent.

10.3	Rights of Subtenants

Notwithstanding anything herein contained to the contrary, Landlord acknowledges that Tenant is using the Premises as a medical office center and that space in the MOB will be leased by Tenant to others (hereinafter referred to individually as a “Subtenant”, and collectively as the “Subtenants”) for various uses consistent with the operation of the Premises as medical office center and in accordance with Section 2.2 herein. All Subtenants will be occupying portions of the Premises (hereinafter referred to as the “Tenant Spaces”) pursuant to the terms of a lease between the Subtenants and Tenant which need not disclose that it is a sublease (each, an “Office Lease”). Tenant agrees to include in all of its Office Leases the provisions of Article II of this Lease. Notwithstanding anything herein contained to the contrary, Landlord hereby agrees for the benefit of any Subtenant that upon either the expiration of this Lease or a default by Tenant which will empower Landlord to terminate this Lease or Tenant’s right to possession, that, so long as the Subtenant is not in default under the terms, conditions or provisions of its Office Lease and so long as Subtenant agrees to attorn to Landlord, no action by Landlord shall terminate or in any manner affect the rights of the Subtenant under the Office Lease and that Landlord and all those claiming by, through or under Landlord agree (i) to recognize the Office Lease and the Subtenant’s right to possession of a portion of the Premises under the Office Lease, provided the provisions of Article II of this Lease have been included in such Office Lease, and (ii) to accept the Office Lease and to perform the obligations of Tenant accruing after Landlord succeeds to the interest of Tenant in the Premises as if Landlord was the original landlord under the Office Lease. Landlord, at the request of Tenant, agrees to promptly execute such documents and instruments as may be reasonably required to effectuate the terms and provisions of this Section 10.3. Tenant, at the request of Landlord, agrees to use its best efforts to cause all Subtenants to execute such documents and instruments as may be reasonably required by Landlord to effectuate the terms and provisions of this Section 10.3. Landlord acknowledges and agrees that Landlord has reviewed and approved Tenant’s form of Office Lease, and will not unreasonably withhold, condition or delay its consent to any commercially reasonable amendments to Tenant’s form of Office Lease in the future, provided the provisions of Article II of this Lease have been included in such Office Lease.

Article XI

LIENS; ENCUMBRANCES

11.1	Encumbering Title.

Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises, nor shall the interest or estate of Landlord in the Premises be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant. Any claim to, or lien upon, the Premises arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Premises.

11.2	Tenant’s Right to Obtain Financing.

At any time and from time to time during the Lease Term, Tenant shall have the sole responsibility for obtaining, and the right and privilege to obtain, and shall be entitled to all proceeds of all financing (including, without limitation, interim, permanent, capital improvements, and equity) for the Premises and the MOB, or any part thereof, and all refinancing of all or any part of such financing (interim, permanent, capital improvements, and equity), subject to the terms and conditions of this Article XI.

11.3	Limitations on Financing.

Tenant’s rights to obtain such financing and refinancing shall be subject only to the following conditions:

(a) The Person providing any such financing or refinancing (sometimes herein called a “Leasehold Mortgagee”) shall agree that Landlord shall not be liable for the payment of such indebtedness or the performance of any of the covenants contained in the documents securing payment thereof, and that in the event of default in payment or performance thereof; the Leasehold Mortgagee will look solely to Tenant’s interest in the Premises and the MOB for satisfaction of the indebtedness thereby secured; provided however, that the above provisions shall not be deemed to exculpate Landlord from any liability it may ever have to such Leasehold Mortgagee, as the successor-in-interest of the Tenant hereunder, by reason of Landlord’s covenants, obligations, and warranties set forth herein, including, but not limited, to, Landlord’s warranty of title to the Premises.

(b) The Leasehold Mortgagee providing any such financing or refinancing shall agree to give Landlord written notice of any default by Tenant thereunder and time to cure such default prior to the exercise of any remedies such Leasehold Mortgagee may have with respect to the Premises and the MOB as a result of such default, which notice and time-to-cure periods shall not be less than the notice and time-to-cure periods granted to Tenant under the documentation evidencing such financing, but which may run concurrently therewith.

11.4	Rights of Leasehold Mortgage.

(a) In addition to the financing or refinancing permitted pursuant to Section 11.2 hereof, Tenant shall have the right at any time and from time to time, without Landlord’s consent, to mortgage, pledge, grant deed(s) of trust, or otherwise encumber the leasehold estate created hereby and all or any portion of the right, title, and interest of Tenant hereunder, and to assign, hypothecate, or pledge the same, as security for the payment of any debt to any Leasehold Mortgagee; provided that no Leasehold Mortgagee, trustee, or other Person claiming by, through, or under any instrument creating any such encumbrance on the leasehold estate created hereby shall by virtue thereof acquire any greater right in the Premises than Tenant then had under this Lease, except for the rights expressly granted to such Leasehold Mortgagee, trustee, or other Person under the terms of this Lease; and provided, further, that such Leasehold Mortgage, and the indebtedness secured thereby, shall at all times be and remain subject to all of the conditions, covenants, and obligations of this Lease and to all of the rights of Landlord hereunder. As to any such Leasehold Mortgage in favor of a Leasehold Mortgagee, Landlord consents to provisions therein, at the option of Tenant, (i) for an assignment of Tenant’s share of the net proceeds from any award or other compensation resulting from a total or partial taking as set forth in Article VIII of this Lease, (ii) that a default by Tenant under this Lease shall constitute a default under any such Leasehold Mortgage, (iii) for an assignment of Tenant’s right, if any, to terminate, cancel, modify, change, supplement, alter, or amend this Lease, (iv) for an assignment of any sublease to which any such Leasehold Mortgage is subordinated, subject to the rights of Landlord hereunder, and (v) effective upon any default in any such Leasehold Mortgage, (A) for the foreclosure of the Leasehold Mortgage pursuant to a power of sale or by judicial proceedings or other lawful means and the subsequent sale of the leasehold estate to the purchaser at the foreclosure sale and a sale by such purchaser and/or a sale by any subsequent purchaser, (B) for the appointment of a receiver, irrespective of whether any Leasehold Mortgagee accelerates the maturity of all indebtedness secured by the Leasehold Mortgage, (C) for the rights of the Leasehold Mortgagee or the receiver to enter and take possession of the Premises and the MOB, to manage and operate the same, to collect the subrentals, issues and profits therefrom (subject to the rights of Landlord hereunder), and to cure any default under the Leasehold Mortgage or any default by Tenant under this Lease, and (D) for an assignment of Tenant’s right, title, and interest in and to the premiums for or dividends upon any insurance with respect to Premises, as well as in all refunds or rebates of Impositions or assessments upon or other charges against the Premises and the MOB, whether paid or to be paid.

(b) If at any time after the execution and recordation of any such Leasehold Mortgage, the Leasehold Mortgagee or trustee therein shall notify Landlord in writing that any such Leasehold Mortgage has been given and executed by Tenant, and shall at the same time furnish Landlord with the address to which it desires copies of notices to be mailed, Landlord hereby agrees that it will thereafter mail to such Leasehold Mortgagee or trustee at the address so given, duplicate copies of any and all notices in writing which Landlord may from time to time give or serve upon Tenant under and pursuant to the terms and provisions of this Lease.

11.5	New Lease with Leasehold Mortgagee Upon Termination.

If this Lease shall terminate for any reason prior to the expiration of the Lease Term and if Landlord shall obtain possession of the Premises and the MOB thereafter, Landlord agrees that any Leasehold Mortgagee shall have the right, for a period of sixty (60) days subsequent to such termination of this Lease, to elect to demand a new lease of the Premises of the character and, when executed and delivered and possession of the Premises is taken thereunder, having the effect hereinafter set forth. Such new lease shall be for a term to commence at such termination of this Lease and shall have as the date for the expiration thereof the same date stated in this Lease as the date for the expiration hereof. The rental thereof shall be at the same rate as would have been applicable during such term under the provisions of this Lease, had this Lease not so expired or terminated, and all the rents, covenants, conditions, and provisions of such new lease, including, but not limited to, the conditional limitations set forth in this Lease, shall be the same as the terms, conditions, and provisions of this Lease. If any such Leasehold Mortgagee shall elect to demand such new lease within such sixty (60) day period, such Leasehold Mortgagee shall give written notice to Landlord of such election; and, thereupon, within thirty (30) days thereafter, such Leasehold Mortgagee shall, at the time of the execution and delivery of such new lease, pay to Landlord all rent which would have become payable hereunder by Tenant to Landlord to the date of the execution and delivery of such new lease, had this Lease not terminated, and which remain unpaid at the time of the execution and delivery of such new lease, and shall have cured Tenant’s failure to comply with any terms, provisions, or covenants of this Lease, other than the payment of rent or other sums of money, which is capable of being cured. Any such new lease as contemplated in this Section 11.5 may, at the option of the Leasehold Mortgagee, be executed by a nominee of such holder, without the Leasehold Mortgagee assuming the burdens and obligations of Tenant thereunder beyond the period of its ownership of the leasehold estate created hereby. In connection with the execution and delivery of any such new lease of the Premises pursuant to this Section 11.5, Landlord shall also convey to such Leasehold Mortgagee (or its nominee or designee), by special warranty deed, bill of sale and other appropriate conveyancing documents, all improvements in the Premises, including the MOB.

11.6	Liability of Leasehold Mortgagee

No Leasehold Mortgagee shall be or become liable to Landlord as an assignee of this Lease or otherwise until it expressly assumes by written instrument such liability, and no assumption shall be inferred or result from foreclosure or other appropriate proceedings in the nature thereof or as the result of any other action or remedy provided for by any mortgage or deed of trust or other instrument executed in connection with such Leasehold Mortgage or from a conveyance from Tenant pursuant to which the purchaser at foreclosure or grantee shall acquire the rights and interests of Tenant under the terms of this Lease.

11.7	Liens: Right to Contest

Tenant shall not permit the Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of, Tenant; provided, however, that Tenant shall have the right to contest in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Tenant shall give to Landlord such security as may be deemed reasonably satisfactory to Landlord to insure payment thereof and to prevent any sale, foreclosure, or forfeiture of the Premises by reason of non-payment thereof.

Article XII

UTILITIES

12.1	Utilities

Tenant shall purchase all utility services, including but not limited to fuel, water, sewer and electricity from the utility or municipality providing such service and shall pay for such services when such payments are due. Notwithstanding the foregoing to the contrary, Tenant shall not be prohibited from contracting with Landlord for the supply of utility services to any improvements to the Premises.

Article XIII

INDEMNITY; WAIVER

13.1	Tenant’s Indemnification Obligation

Except with respect to damages: (i) covered by insurance carried by Landlord; (ii) resulting from the failure on the part of Landlord to perform or comply with any of the terms of this Lease; or (iii) resulting from the negligent or willful acts or omissions of Landlord or its agents and employees, Tenant will protect, indemnify and save harmless Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Landlord by reason of: (A) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Premises or any part thereof or the adjoining properties, sidewalks, curbs, streets or ways, resulting from any act or omission of Tenant or anyone claiming by, through, or under Tenant; (B) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; or (C) performance of any labor or services or the furnishing of any materials or other personal property in respect of the Premises or any part thereof.

13.2	Landlord’s Indemnification Obligation

Except with respect to damages: (i) covered by insurance carried by Tenant; (ii) resulting from the failure on the part of Tenant to perform or comply with any of the terms of this Lease; or (iii) resulting from the negligent or willful acts or omissions of Tenant or its agents and employees, Landlord will protect, indemnify and save harmless Tenant from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses

(including without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Tenant by reason of (A) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Premises or any part thereof or the adjoining properties, sidewalks, curbs, streets or ways arising prior to the Possession Date, or thereafter resulting from any act or omission of Landlord or anyone claiming by, through, or under Landlord; or (B) any failure on the part of Landlord to perform or comply with any of the terms of this Lease.

13.3	Waiver of Certain Claims

Except with respect to damages caused by Landlord’s failure to perform or comply with any terms of this Lease or any negligence or willful acts or omissions of Landlord or its agents and employees, Tenant waives all claims it may have against Landlord for damage or injury to person or property sustained by Tenant or any persons claiming through Tenant or by any occupant of the Premises, or by any other person, resulting (i) from any part of the Premises or any of its improvements, equipment or appurtenances becoming out of repair, or (ii) from any accident on or about its improvements, equipment or appurtenances becoming out of repair, or (iii) from any accident on or about the Premises, or (iv) directly or indirectly from any act or neglect of any person, including Landlord, at the Premises, in each case as described in clauses (i) through (iv) first arising or occurring after the Possession Date to the extent permitted by law.

Article XIV

RIGHTS RESERVED TO LANDLORD

14.1	Rights Reserved to Landlord

Without limiting any other rights reserved or available to Landlord under this Lease, at law or in equity, Landlord, on behalf of itself and its agents reserves the following rights, to be exercised at Landlord’s election, to inspect the Premises at reasonable times. Landlord may enter upon the Premises for said purposes and may exercise any and all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of Tenant’s use or possession of the Premises, and without being liable in any manner to Tenant, provided that notwithstanding the foregoing, in exercising such rights, Landlord shall use reasonable efforts to prevent any material disruption to the operations of Tenant or any Subtenant in the Premises.

Article XV

QUIET ENJOYMENT

15.1	Quiet Enjoyment

So long as Tenant is not in default under the covenants and agreements of this Lease, Landlord hereby covenants and agrees that Tenant’s quiet and peaceable enjoyment of the Premises shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord.

Article XVI

SURRENDER

16.1	Surrender

Upon the termination of this Lease whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Premises, Tenant will at once surrender and deliver up the Premises, together with all improvements thereon, to Landlord in good condition and repair, reasonable wear and tear and damage by fire or other Casualty excepted. Said improvements shall include all buildings and the plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment and other articles of personal property used in the operation of the Premises (as distinguished from operations incident to the business of Tenant; it being expressly understood and agreed that such articles of personal property incident to Tenant’s business shall remain the sole property of Tenant and are hereinafter referred to as “Trade Fixtures”). All additions, hardware, non-Trade Fixtures and improvements, temporary or permanent, in or upon the Premises belonging to Tenant shall become Landlord’s property and shall remain upon the Premises upon such termination of this Lease by lapse of time or otherwise, without compensation, allowance or credit to Tenant.

16.2	Removal of Tenant’s Property

Upon the termination of this Lease by lapse of time, Tenant may remove Tenant’s Trade Fixtures; provided, however, that Tenant shall repair any injury or damage to the Premises which may result from such removals. If Tenant does not remove Tenant’s Trade Fixtures from the Premises prior to the end of the Term, however ended, Landlord may, at its option, remove the same and deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal (including the repair of any injury or damage to the Premises resulting from such removal), delivery and warehousing to Landlord on demand, or Landlord may treat such Trade Fixtures as having been conveyed to Landlord with this Lease as a Bill of Sale, without further payment or credit by Landlord to Tenant.

16.3	Holding Over

Any holding over by Tenant of the Premises after the expiration of this Lease shall operate and be construed to be a tenancy from month to month only, at the same Rent and other charges payable hereunder immediately prior to the expiration or other termination of the Lease or Tenant’s right to possession for the Term, provided, however, if Tenant shall retain possession of the Premises or any part thereof for in excess of thirty (30) days after the expiration or termination of the Term or Tenant’s right of possession thereof, whether by lapse of time or otherwise, or at the election of Landlord expressed in a written notice to Tenant, and not otherwise, such holding over shall constitute a renewal of this Lease for one (1) year at one hundred twenty-five percent (125%) of the Rent payable immediately prior to the expiration or other termination of the Lease or Tenant’s right to possession and upon all of the other covenants and agreements contained in this Lease. Nothing contained in this Section 16.3 shall be construed to give Tenant the right to hold over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises.

Article XVII

DEFAULT; REMEDIES

17.1	Default

Tenant further agrees that any one (1) or more of the following events shall be considered events of default as said term is used herein, that is to say, if

(a) Tenant shall default in any payments of Rent or in any other payment required to be made by Tenant hereunder when due as herein provided and such default shall continue for ten (10) days after notice thereof in writing to Tenant; or

(b) Tenant shall default in any of the other covenants and agreements herein contained to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant, provided, however, if such default is susceptible to cure but cannot, by the use of reasonable efforts, be cured within thirty (30) days, Landlord shall not exercise any of its remedies hereunder if and so long as (i) Tenant shall commence to cure such default within said thirty (30) day period, and (ii) thereafter Tenant is proceeding to cure such default continuously and diligently and in a manner reasonably satisfactory to Landlord; or

(c) Tenant shall abandon the Premises during the Term; or

(d) If any time during the Term there shall be filed by or against Tenant, or against any successor to Tenant then in possession, in any court pursuant to any petition in bankruptcy, alleging an insolvency, for reorganization, for the appointment of a receiver, or for an arrangement under the Bankruptcy Code, or if a similar type of proceeding shall be filed, and such proceeding is not dismissed within sixty (60) days; or

(e) Tenant shall file or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws as now or hereafter amended, or Tenant shall institute any proceedings or shall give its consent to the institution of any proceedings for any relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension, and such proceeding is not dismissed within sixty (60) days; or

(f) Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant or any of the property of Tenant.

Upon the occurrence of any one (1) or more of such events of default, Landlord may at its election terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease. Upon termination of this Lease or of Tenant’s right to possession, Landlord may re-enter the Premises (with process of law) using such force as may be necessary, and remove all persons, fixtures, and chattels therefrom and Landlord shall not be liable for any damages resulting therefrom. Upon termination of the Lease, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and hereby grants to Landlord the full and free right, without demand or notice of any kind to Tenant (except as hereinabove expressly provided for), to enter into and upon the Premises in such event (with process of law) and to repossess the Premises as Landlord’s former estate and to expel or remove Tenant and, except as provided in Section 10.1, any others who may be occupying or within the Premises without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer without incurring any liability for any damage resulting therefrom and without relinquishing Landlord’s right to rent or any other right given to Landlord hereunder or by operation of law. Notwithstanding anything contained herein to the contrary, Landlord shall use reasonable efforts to mitigate its damages in the event of Tenant’s default hereunder. Upon termination of the Lease, Landlord shall, subject to Landlord’s duty to mitigate such damages, be entitled to recover as damages, all Rent and other sums due and payable by Tenant on the date of termination, plus (i) an amount equal to the present value of the Rent and other sums provided herein to be paid by Tenant for the residue of the Term, less the present value of the fair rental value of the Premises for the residue of the Term (such present values to be computed on a per annum discount rate equal to the then current Prime Rate published in the Money Rates Section of The Wall Street Journal), and (ii) the cost of performing any other covenants to be performed by Tenant. If Landlord elects to terminate Tenant’s right to possession only, without terminating the Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as hereinabove provided, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from Tenant’s obligations to pay the Rent hereunder for the full Term or from any of its other obligations under this Lease. Subject to Landlord’s duty to mitigate its damages as aforesaid, Landlord shall relet all or any part of the Premises for such rent and upon terms as shall be satisfactory to Landlord (including the right to relet the Premises for a term greater or lesser than that remaining under the Term, and the right to relet the Premises as a part of a larger area, and the right to change the character or use made of the Premises). For the purpose of such reletting, Landlord may decorate or make any repairs, changes, alteration or additions in or to the Premises that may be necessary or convenient. If Landlord does not relet the Premises, Tenant shall continue to pay to Landlord when due the amount of the Rent, and other sums provided herein to be paid by Tenant for the remainder of the Term. If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the expenses of such decorations, repairs, changes, alterations, additions, the expenses of such reletting and the collection of the Rent accruing therefrom (including, but not by way of limitation, attorneys’ fees and brokers’ commissions), to satisfy the Rent herein provided to he paid for the remainder of the Term, Tenant shall pay to Landlord on demand the present value (as computed above) of any deficiency and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 17.1 from time to time.

17.2	Remedies Cumulative

No remedy herein or otherwise conferred upon or reserved to Landlord shall be considered to exclude or suspend any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given by this Lease to Landlord and may be exercised from time to time and so often as occasion may arise or as may be deemed expedient.

17.3	No Waiver

No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or be construed, taken or held to be a waiver of any such default or any acquiescence therein. No waiver of any breach of any of the covenants of this Lease shall be construed to be a waiver of any other breach or waiver, acquiescence in or consent to any further or succeeding breach of the same covenant. The acceptance by Landlord of any payment of Rent or other charges hereunder after the termination by Landlord of this Lease or Tenant’s right to possession hereunder shall not, in the absence of an agreement in writing to the contrary by Landlord, be deemed to restore this Lease or Tenant’s right to possession hereunder, as the case may be, but shall be construed as a payment on account, and not in satisfaction, of damages due from Tenant to Landlord.

17.4	Attorneys Fees

In the event that either party shall be required to engage legal counsel for the enforcement of any of the terms of this Lease, whether such employment shall require institution of suit or other legal services required to secure compliance on the part of Landlord or Tenant, the non-prevailing party shall be responsible for and shall promptly pay to the prevailing party the reasonable value of said attorneys fees, and any other expenses incurred as a result of such default.

Article XVIII

MISCELLANEOUS

18.1	Fee Mortgage

Landlord represents and warrants to Tenant that there are no existing mortgages or deeds of trust encumbering the Land as of the date hereof, and there will be no such mortgages or deeds of trust existing as of the Possession Date.

18.2	Estoppel Certificates

Landlord and Tenant shall at any time and from time to time upon not less than thirty (30) days prior written request from the other party execute, acknowledge and deliver to the requesting party, in form reasonably satisfactory to such requesting party, a written statement certifying, if true, that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that neither party is in default hereunder, the date to which the rental and other charges have been paid in advance, if any, or such other accurate certification as may reasonably be required by such requesting party. It is intended that any such statement delivered pursuant to this Section 18.2 may be relied upon by any prospective purchaser or Leasehold Mortgagee, or any assignee or sublessee of Tenant and their respective successors and assigns.

18.3	Landlord’s Right to Cure

In the event that Tenant shall fail to comply or comply with any of the terms of this Lease and such failure shall continue after the expiration of all applicable grace or cure periods, Landlord may, but shall not be obligated to, cure any default by Tenant (specifically including but not by way of limitations, Tenant’s failure to obtain insurance, make repairs, or satisfy lien claims); and whenever Landlord so elects, all costs and expenses paid by Landlord in curing such default, including without limitation reasonable attorneys’ fees, shall be so much additional rent due on the next rent date after such payment together with interest (except in the case of said attorneys’ fees) at the lesser of (i) the highest rate then payable by Tenant in the State of Tennessee, or (ii) at the rate of ten percent (10%) per annum (the “Default Rate”), from the date of the advance to the date of repayment by Tenant to Landlord.

18.4	Amendments

None of the covenants, terms or conditions of this Lease, to be kept and performed by either party, shall in any manner be altered, waived, modified, changed or abandoned except by a written instrument, duly signed, acknowledged and delivered by the other party, and, in the event Tenant encumbers its interest in the Premises, the Leasehold Mortgagee.

18.5	Notices

All notices to or demands upon Landlord or Tenant desired or required to be given under any of the provisions hereof, shall be in writing. Any notice or demand from Landlord to Tenant shall be deemed to have been duly and sufficiently given three business days after a copy thereof has been mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Landlord:	St. Mary’s Health System, Inc. 900 East Oak Hill Avenue Knoxville, Tennessee 37917 Attn: Chief Financial Officer Facsimile: 865-545-6732

with a copy to:	Legal Counsel St. Mary’s Health System, Inc. 900 East Oak Hill Avenue Knoxville, Tennessee 37917 Facsimile: 865-545-8049

If to Tenant:	Knoxville Equity Partners, LLC PMB 344 977 Seminole Trail Charlottesville, Virginia 22901-2824 Attention: Norman Brinkman Facsimile: 434-293-6256

with a copy to:	Glen Sumner Southeastern Orthopedics, P.C. 260 Fort Sanders West Boulevard Knoxville, Tennessee 37922 Facsimile: 865-769-4501

provided, however, that either Landlord or Tenant may change the location at which it receives notices to another location within the United States of America upon not less than ten days notice to the other.

18.6	Short Form Lease

The parties agree to execute a Memorandum of Lease or a Short Form Lease for recording, containing the name of the parties, the legal description of the Premises, the Term and such other information as Tenant shall reasonably request.

18.7	Time of Essence

Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

18.8	Relationship of Parties

Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shalt be deemed to create any relationship other than the relationship of Landlord and Tenant.

18.9	Captions

The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

18.10	Severability

If any term or provision of this Lease shall to any extent be held invalid or unenforceable the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

18.11	Applicable Law

This Lease shall be construed and enforced in accordance with the laws of the State of Tennessee.

18.12	Covenants Binding on Successors

All of the covenants, agreements, conditions and undertakings contained in this Lease shall extend and inure to and be binding upon the heirs, executors, administrators, successors and assigns of the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to wherever applicable, the heirs, executors, administrators, successors and assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority, other than the parties hereto, their heirs, executors, administrators, successors and assigns, any right, claim or privilege by virtue of any covenant, agreement, condition or undertaking in this Lease contained.

18.13	Brokerage

Landlord and Tenant each represents and warrants that it has had no dealings with any broker or agent in connection with this Lease. Landlord and Tenant each covenants to pay, hold harmless and indemnify the other party from and against any and all cost expense or liability for any compensation commissions and charges claimed by any broker or agent with whom such party has dealt with respect to the Lease or the negotiation thereof.

18.14	Landlord Means Owner

The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Premises, and in the event of any transfer or transfers of the title to such fee, and provided that such transferee shall assume each and every covenant and obligation of Landlord hereunder as of the date of the transfer of title (but not otherwise), Landlord herein named (and in case of any subsequent transfer or conveyances, the then grantor) shall be automatically freed and relieved, from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed provided that any funds in the hands of such Landlord or the then grantor at the time of such transfer, in which Tenant has an interest shall be turned over to the grantee, and any amount then due and payable to Tenant by Landlord or the then grantor under any provisions of this Lease, shall be paid to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD: ST. MARY’S HEALTH SYSTEM, INC.

By:

Title:

Date:

TENANT: KNOXVILLE EQUITY PARTNERS, LLC

By:

Title:

Date:

EXHIBIT A

DESCRIPTION OF THE LAND

[Intentionally Omitted]

EXHIBIT B

CAMPUS SITE PLAN

[Intentionally Omitted]